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                                                                   Exhibit 23(l)

                                     FORM OF

                               PURCHASE AGREEMENT

SmithGraham Institutional Funds (the "Trust"), a Delaware business trust, and Smith, Graham & Co. Investment Advisors, L.P. (the "Purchaser") hereby agree as follows:

  1. The Trust hereby offers the Purchaser and the Purchaser hereby purchases 33,333.33 shares, 33,333.33 shares and 3,333.334 shares of the SG Government Money Market Fund, SG Prime Money Market Fund and the SG Yield Plus Fund, respectively, each with no par value, for consideration of $1.00, $1.00 and $10.00, per share, respectively (collectively, the "Shares"). The Purchaser hereby acknowledges receipt of a purchase confirmation reflecting the purchase of the Shares, and the Trust hereby acknowledges receipt from the Purchaser of funds in the aggregate amount of $100,000 in full payment for the Shares.

  2. The Purchaser represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 28th day of June, 2002.

                              Smithgraham Institutional Funds

                              By:    /s/ Jamie G. House
                                  ----------------------------------------------
                                   Name: Jamie G. House
                                   Title: President


                              Smith, Graham & Co. Investment Advisors, L.P.
                              By: SGC Advisors, Inc - General Partner

                              By:    /s/ Ronald A. Johnson, Ph.D.
                                  ----------------------------------------------
                              Name: Ronald A. Johnson, Ph.D.
                              Title: Executive Vice President